Exhibit 99.1

Krystal Biotech Announces Launch of Jeune, a Gene-Based Aesthetics Company, and Initial Phase 1 Safety Data for KB301 in Aesthetic Indications

- Initial data from Cohort 1 of the PEARL-1 study shows safety and tolerability of repeat KB301 injections

- Dr. Bhushan Hardas M.D., MBA appointed President, Jeune, Inc.

PITTSBURGH, March 24, 2021 – Krystal Biotech Inc., (“Krystal”) (NASDAQ: KRYS), the leader in redosable gene therapies for rare diseases today announced the launch of Juene, Inc., a wholly owned subsidiary of Krystal Biotech, and initial safety data from the ongoing Phase 1 trial of Jeune’s lead product candidate, KB301 for treatment of aesthetic skin conditions.

Juene was formed to advance innovative aesthetic medicines and has an exclusive license to a portfolio of candidates derived from Krystal’s proprietary technology platform. Jeune’s products are designed to directly address biological changes in the skin associated with intrinsic and extrinsic aging. The lead product candidate, KB301, delivers the human COL3A1 gene to increase production of normal type III collagen at the site of administration.

“My initial clinical experience with KB301 injections has been highly encouraging,” said Dr. Mark Nestor, director of the Center for Clinical and Cosmetic Research and the Center for Cosmetic Enhancement noted. “Not only were the injections well-tolerated, but we see clear signs of new collagen generation which underscores the potential of this treatment to directly address the declining levels of collagen that lead to wrinkles and other skin changes.”

Initial data from Cohort 1 in the PEARL-1 study

The Phase 1, open-label, dose-ranging study is being conducted in adult subjects aged 18-75 (NCT04540900). The primary outcome measure in this first-in-human study was to assess the safety profile of KB301. Secondary outcome measures include COL3A1 transgene expression. In Cohort 1, three different dose levels of KB301 were evaluated in seven (7) healthy subjects who received two intradermal injections into healthy buttock tissue spaced 30 days apart (day 0, day 30). KB301 injected areas were compared to uninjected or saline injected control tissue within the same subject. Treatment and control sites were biopsied at day 2 or day 32. Initial results are as follows:

•	Two repeated intradermal injections of KB301 were well tolerated and no safety signals were observed

•	Recorded adverse events were transient and limited to expected mild or moderate injection site or biopsy site reactions (e.g. erythema, site pain, purpura, ecchymosis)

•	No vector shedding was detected in blood, urine, or skin swabs; no meaningful changes in clinical labs were observed

•	For all subjects who have completed follow up through day 90 (subjects 1-6; subject 7 follow up ongoing) no clinically significant changes in anti-drug antibodies were observed

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qRT-PCR analysis of control and KB301-treated biopsies were harvested 2-days post-dose, and show KB301-encoded COL3A1 expression at the mid and high dose, with no detectable expression in control samples

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KB301-induced COL3A1 expression was evident by day 2 following the first dose; expression levels were similar following the first and second dose, underscoring the lack of immunogenicity to the vector.

More detailed data from Cohort 1 will be presented as an e-Poster talk at the Society of Investigative Dermatology (SID) Annual Meeting, held virtually May 3-8.

•	Title: First-in-human safety and mechanism of action (MOA) analyses of repeatedly dosed in vivo gene delivery for directed human type III collagen (COL3) expression in aesthetics

•	Session Name: Poster Session I - Genetic Disease, Gene Regulation, and Gene Therapy; 2:30pm – 4:00pm EST on May 5th, 2021

The presentation will be available on-demand for those registered for the SID conference from May 3, 2021 – May 31, 2021. The poster will also be available on the company’s website at www.jeuneinc.com

The company plans to begin enrollment in the efficacy cohorts of the Phase 1 study in the second half of 2021.

Jeune, Inc. Leadership

Jeune has assembled a veteran team of leaders and advisors, comprised of pharmaceutical and biotechnology executives who together have decades of experience developing products in the aesthetic medicine space. Dr. Bhushan Hardas M.D., MBA will join the company on March 29th, 2021 as President of Jeune. Before joining Jeune, Dr. Hardas served as Chief Scientific Officer, Executive Vice President, Global Head of Licensing at Almirall and previously served as Chief Medical Officer of Allergan’s Dermatology and Medical Aesthetics business.

“I am thrilled to be joining Jeune at such an exciting time. With the ability to deliver genes directly to skin cells, this platform has tremendous potential to address underlying biological changes in aging or photo-damaged skin,” noted Dr. Hardas. “We are starting with KB301 and type III collagen which I look forward to advancing through the clinic, and the team is already working on pipeline programs that will address additional proteins of interest.”

Prior to joining Allergan, Dr. Hardas served as Senior Vice President, Global Head of Dermatology and Aesthetics R&D and Chief Scientific Officer of the North American Business at Merz Pharmaceuticals. Dr. Hardas received advanced training in clinical immunology and molecular biology at King’s College at the University of London, in London, England. He also completed a research fellowship in the Department of Dermatology at the University of Michigan, and received his Master of Business Administration degree in healthcare management from the University of California - Irvine.

“We are thrilled to welcome Bhushan to Jeune,” said Krish S. Krishnan, chairman and chief executive officer of Krystal Biotech. “His expertise and development experience in aesthetics is an important asset presently and will help guide next steps for both the pipeline and Jeune overall.”

Jeune, Inc. Board

Krish Krishnan, Chairman and CEO at Krystal Biotech will serve as the Chairman of the Jeune Board. Joining Mr. Krishnan on the Board are Marc Forth, President and CEO of Aeon BioPharma and Suma Krishnan, Founder and COO of Krystal Biotech.

About Jeune Inc.

Jeune Inc., a subsidiary of Krystal Biotech, is a biotechnology company leveraging a clinically validated gene-delivery platform to fundamentally address – and reverse – the biology of aging and/or damaged skin. For more information, please visit http://www.jeuneinc.com

About Krystal Biotech

Krystal Biotech, Inc. (NASDAQ:KRYS) is a pivotal-stage gene therapy company leveraging its novel, redosable gene therapy platform and in-house manufacturing capabilities to develop therapies to treat serious rare diseases. For more information ,please visit http://www.krystalbio.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Krystal Biotech, Inc., or its subsidiary Jeune, Inc., including but not limited to statements about the development of Krystal’s and Jenue’s product candidates, such as plans for the design, conduct and timelines of ongoing clinical trials of KB301 the clinical utility of KB301, the ability of these candidates to fundamentally address and potentially reverse the biology of aging or damaged skin, plans to pursue research and development of other product candidates; and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or trials will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of product candidates includingKB301 and such other important factors as are set forth under the caption “Risk Factors” in Krystal’s annual and quarterly reports on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Krystal’s views as of the date of this release. Krystal anticipates that subsequent events and developments will cause its views to change. However, while Krystal may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Krystal’s views as of any date subsequent to the date of this release.

CONTACTS:

Investors:

Whitney Ijem

wijem@krystalbio.com

Media:

Mary Coyle

TellMed Strategies

mary.coyle@tmstrat.com

Source: Krystal Biotech, Inc.; Jeune, Inc.